Exhibit 10.2
1080 LEASE

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of the 3rd day of August, 2011 by and between MIAMI-DADE COUNTY, FLORIDA, a political subdivision of the State of Florida, formerly known as Metropolitan Dade County, Florida (the “County”) and ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation (the “Lessee”).

RECITALS

A.   The County and Lessee entered into that certain Office Building Lease Agreement dated January 18, 1994, between the County and Lessee (the “Lease”) with respect to that certain office building located at 1080 Caribbean Way, Miami, Florida 33132 (the “Building”).

B.   The County and Lessee desire to modify and amend certain terms and provisions of the Lease, as hereinafter set forth.

NOW THEREFORE for the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as well as for the mutual covenants contained herein, the parties hereby agree as follows:

1.   Recitals. The Recitals to this Amendment are true and correct and are incorporated herein by reference and made a part hereof.

2.   Defined Terms.  Any defined terms utilized in this Amendment but not defined herein shall have the meanings ascribed to said terms in the Lease.

3.   Master Agreement.  The County and Lessee acknowledge and agree that (i) Lessee has fully performed all of its duties and obligations under the Master Agreement; (ii) the Note has been repaid in full; (iii) all guaranties given in connection with the Note have been released; and (iv) that the Master Agreement is of no further force and effect.

4.   Extension of Initial Term.  The County and Lessee acknowledge and agree that the Lease Commencement Date was October 1, 1995 and that the Initial Term of the Lease is set to expire on September 31, 2015. The County and Lessee hereby agree to extend the Initial Term of the Lease until March 31, 2021 (the “Term Expiration Date”), under the same covenants, agreements, provisions and conditions contained in the Lease, except as modified by this Amendment.

5.   Extended Term.  Article 3.2 of the Lease is hereby amended and restated in its entirety to read as follows:

“3.2  Extended Term.  Lessee shall have the option to extend the term of this Lease for the Leased Premises for two (2) consecutive terms (each an “Extended Term”) of five (5) years each, the first Extended Term, if such option is exercised, to commence from the Term Expiration Date; provided, however, that at the time of exercise of the respective option Lessee shall not be in default hereunder. Each option shall be exercised by written notice to County given at least six (6) months prior to the expiration of the Initial Term or the applicable Extended Term. Each Extended Term shall be upon the same covenants, agreements, provisions and conditions that are contained herein for the Initial Term, except as expressly provided herein to the contrary.”

6.   Base Rent.  Article 5.1 of the Lease is hereby amended and restated in its entirety to read as follows:

    “Base Rent.

a.           The Base Rent shall be Zero and No/100 Dollars ($0.00) through and including July 31, 2015.  Commencing on August 1, 2015, the Base Rent shall be One Million Eight Hundred Thousand and No/100 Dollars ($1,800,000.00) payable in equal monthly installments of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00), in advance, plus sales tax due on the first day of each calendar month during the balance of the Term of this Lease.  Base Rent for any period of less than one month shall be apportioned based on the number of days in that month.  Lessee will pay Annual Rent (as defined below), plus applicable sales tax, to the Miami-Dade County Seaport Department.  Base Rent has been calculated based upon the negotiated rentable square footage of the Leased Premises.

b.           The Base Rent shall be increased annually commencing August 1, 2016 and on the first day of August each year thereafter during the Term, by, for all items other than Utility Costs, the lesser of (i) two and one half percent (2.5%); or (ii) the percentage increase in the CPI over the CPI for the immediately preceding twelve (12) month period calculated from July 1 of the prior year through June 30 of the current year.  In addition, Base Rent shall be increased annually on August 1, 2016 and on the first day of August each year thereafter during the Term, by the amount of any increases in Utility Costs over the Utility Costs for the immediately preceding twelve (12) month period calculated from July 1 of the prior year through June 30, not to exceed a four percent (4%) increase in such Utility Costs in any year.

c.           For purposes of the Lease, the term “CPI” shall mean the Consumer Price Index, U.S. City Average for all items less food and energy.  For purposes of the Lease, the term “Utility Costs” shall mean the cost to provide water, sewer and electrical services to the Leased Premises as set forth in Articles 9.1 and 9.2 for the immediately preceding twelve (12) month period calculated from July 1 through June 30 of each year.”

7.   Additional Rent.  Lessee shall pay to the County Additional Rent in the amount of Forty Five Thousand and No/100 Dollars ($45,000.00) per year (i.e. from August 1 to July 31 of the following year) payable in equal monthly installments of Three Thousand Seven Hundred Fifty and No/100 Dollars ($3,750.00) on the first day of each and every month, plus sales tax, to and including July 1, 2015.  Thereafter, no Additional Rent shall be due and payable for the balance of the Term, since same shall thereafter be deemed to be included in the Base Rent for all purposes under the Lease.

8.   Rent Adjustment.  Article 5.3 of the Lease is hereby amended and restated in its entirety to read as follows:

“Rent Adjustment.  From the Effective Date through July 31, 2015, Lessee shall pay to the County as Annual Rent the Base Rent, the Additional Rent and seventy-five percent (75%) of the Cost of Services.  Commencing August 1, 2015 the Cost of Services and the Additional Rent shall be deemed included in the Base Rent for all purposes under the Lease and Lessee shall no longer be required to pay for the Cost of Services and Additional Rent separately from Base Rent.  Therefore, notwithstanding anything to the contrary contained in the Lease, from and after August 1, 2015, the term “Annual Rent” shall mean the Base Rent as adjusted annually in accordance with Article 5.1 of the Lease, since the Base Rent will include what was formerly the Cost of Services and the Additional Rent.”

9.   Late Fee.  Article 5.4 of the Lease is hereby deleted.

10.   Ground Rent.  From the Effective Date through July 31, 2015, Lessee shall pay ground rent in accordance with Article 44 of the Lease.  Commencing August 1, 2015, Lessee shall no longer be required to pay ground rent in accordance with Article 44 of the Lease and from and after August 1, 2015, the ground rent payment referenced in Article 44 of the Lease shall be deemed included in the Base Rent for all purposes under the Lease.

11.   Calculation of Cost of Services.

A.   Since 2006 there has been a dispute between the County and Lessee regarding the calculation of the Cost of Services.  Beginning in 2006 the County has invoiced Lessee Nine Hundred Eighty Five Thousand Eight Hundred Twenty One and No/100 Dollars ($985,821.00) annually for the Cost of Services in connection with the Building and the building located at 1050 Port Boulevard, Port of Miami, Florida (the “1050 Building”), which is subject to that certain Office Building Lease Agreement between the County and Royal Caribbean Cruise Line, Inc. dated July 25, 1989, as amended and assigned to Lessee (the “1050 Lease”).  Lessee has disputed this amount due to the County’s inclusion of certain capital improvements and overhead rates in the calculation of the Cost of Services for the Building and the 1050 Building.  Lessee has been paying to the County Eight Hundred Eighty Two Thousand Four Hundred Nineteen and 50/100 Dollars ($882,419.50) annually since 2006 instead of the Nine Hundred Eighty-Five Thousand Eight Hundred Twenty One and No/100 Dollars ($985,821.00) invoiced  by the County.  The County hereby agrees to accept the payments made by Lessee as described herein as payment in full of the Cost of Services under the Lease and in connection with the 1050 Building and the 1050 Lease and the County hereby waives any right under the Lease and the 1050 Lease to claim that Lessee has not fully paid the Cost of Services under the Lease and the 1050 Lease arising prior to January 1, 2011.

B.   The parties hereby agree that the Cost of Services shall not include Capital Improvement costs and overhead rates in the calculation of the annual cost of providing services to the Lessee which are specified in Article 9 of the Lease. For purposes of this Lease, “Capital Improvement” shall mean non-repair, non-maintenance, non-recurring betterments or improvements to the Building which extends the useful life of the Building or increases the usefulness of the Building.

12.   Payments Under the Lease.  The County acknowledges that Lessee has paid all amounts due under the Lease for Annual Rent, including, without limitation, Base Rent, Additional Rent, Cost of Services and any other amount due from Lessee to the County under the Lease accruing prior to the Effective Date of this Amendment and the County hereby forever discharges and releases Lessee from all claims for amounts due under the Lease arising prior to the Effective Date of this Amendment.

13.   Assumption of Services by Lessee.  Notwithstanding anything to the contrary contained in Article 9.7 of the Lease, if Lessee elects to perform any of the services to be performed by the County pursuant to Article 9, the reduction pursuant to Article 9.7 may reduce the Annual Rent to an amount that is less than the Base Rent from and after August 1, 2015.  The balance of Article 9.7 remains unchanged and in full force and effect.

14.   Performance under the Lease.

A.   With the exception of the execution and recordation of all documents required to transfer title to the Building from the Lessee to the County, the County acknowledges and agrees that as of the Effective Date of this Amendment Lessee has fully performed all of its covenants, duties and obligations under the Lease and the County hereby releases and forever waives and discharges Lessee of and from any and all claims and demands of any type or nature arising under the Lease prior to the Effective Date of this Amendment.

B    Lessee acknowledges and agrees that the County has fully performed all of its covenants, duties and obligations under the Lease and Lessee hereby releases and forever waives and discharges the County of and from any and all claims and demands of any type or nature arising under the Lease prior to the Effective Date of this Amendment.

15.   Repairs to Building.  The County, at its sole cost and expense, covenants and agrees to complete the repairs and improvements to the Building identified on Exhibit “A” attached hereto and made a part hereof (the “Repairs and Improvements”) in accordance with the time frame set forth on Exhibit A (the “Time Frames”).  If the County fails to complete the Repairs and Improvements within the Time Frames, as same may be extended as a result of Excusable Delay, and same is not cured within the time frames set forth under Article 25.3(A) of the Lease, Lessee may cure the default in accordance with Article 25.3(B)(2) of the Lease.

16   Redevelopment of the South West Corner.  The County has advised Lessee that the County intends to redevelop portions of the Land, including parking areas utilized by Lessee, its employees, agents and guests.  In this regard, the County covenants and agrees to identify a substantially equivalent number of parking spaces mutually acceptable to the County and Lessee as a condition precedent to relocating any of Lessee’s surface parking, so that at all times Lessee shall have a substantially equivalent number of parking spaces for the Building.

17.   Port Security.  The County acknowledges and agrees that at all times during the term of the Lease, Lessee and its employees, agents and guests shall have unrestricted access to the Building 24 hours per day, 365/366 days per year.  The County covenants and agrees that all access restrictions affecting the Port of Miami, including, without limitation, weather and security restrictions, shall be implemented east of the parking garage thereby allowing unfettered access to the Building at all times.

18.   Costs Associated with Port Security.  In the event additional security measures at the Port of Miami are imposed for any reason above current levels and such additional security measures would require Lessee or Lessee’s employees, agents and guests to incur additional costs and expenses to obtain access to the Leased Premises, the County shall be responsible to pay all such additional costs and expenses incurred by Lessee and its employees, agents and  guests to obtain access to the Leased Premises, in order to comply with the new security measures (e.g., issuance of employee port identification cards, etc.).  If such additional security costs are actually paid by Lessee and its employees, agents and guests to obtain access to the Leased Premises, the County shall be responsible to promptly reimburse Lessee for all such additional costs and expenses incurred by Lessee and its employees, agents and guests to obtain access to the Leased Premises in order to comply with the new security measures.

19.   Access Charges.  The amount payable by Lessee pursuant to the Lease is expressly conditioned upon the County not assessing fees or charges to Lessee’s employees, Building guests and service providers in connection with their use of the Port tunnel or the Port bridge. In the event that the County assesses Lessee’s employees, Building guests and service providers fees or charges in connection with their use of the Port tunnel or the Port Bridge, the County agrees to credit any payment due from Lessee under the Lease by the amount of the fees and charges paid by Lessee’s employees, Building guests and service providers in connection with their use of the Port tunnel or the Port Bridge.  The parties agree to negotiate in good faith the methodology to quantify, document and disburse this credit.

20.   Damage or Destruction.  Article 10.2 of the Lease is hereby amended and restated in its entirety to read as follows:

“10.2   Damage or Destruction.

A.           Repairable Within One Hundred Eighty (180) Days.  If any portion of the Leased Premises is damaged by fire, earthquake, flood or other casualty, or by any other cause of any kind or nature (the “Damaged Property”) and the Damaged Property can, in the opinion of the Lessee’s architect (the “Architect”) reasonably exercised, be repaired within one hundred eighty (180) days from the date of the casualty or destruction, Lessee shall proceed immediately to make such repairs to the standards required by paragraph C below to the extent casualty insurance proceeds are available.  In this event, this Lease shall not terminate, Annual Rent shall continue to be payable except as provided in paragraph E below, and Lessee shall be entitled to retain all casualty insurance proceeds payable as a result of the casualty. A copy of the Architect's opinion shall be delivered to the County within thirty (30) days from the date of the casualty or destruction.  The Architect's opinion shall be made in good faith after a thorough investigation of the facts required to make an informed judgment.  The Architect shall consider and include as part of his evaluation the period of time necessary to obtain the required approvals of all insurers, to order and obtain materials, and to engage contractors.

B.           Not Repairable Within One Hundred Eighty (180) Days.  If in the opinion of the Architect reasonably exercised, the Damaged Property cannot be repaired within one hundred eighty (180) days from the date of the damage, Lessee shall have the option of (i) terminating the Lease as of the date of such casualty or destruction; or (ii) repairing the Damaged Property within the time period reflected in the Architect's opinion, in which event the Lease shall remain in full force and effect and the Lessee shall restore the Damaged Property in accordance with Article 10.2(A).  If Lessee exercises its option to terminate, Lessee shall retain from the insurance casualty proceeds the following amounts: (1) the value of Lessee's interest in the balance of the Term of this Lease including its interest in its options for the Extended Terms; (2) the unamortized value over the term of this Lease of Lessee's property and its improvements and alterations to the Leased Premises, regardless of whether they are part of the Leased Premises or constitute Lessee's Property under the provisions of this Lease; and (3) the cost of relocation.  Any surplus shall belong to the County.

C.           Option to Terminate Not Exercised.  If Lessee does not exercise its option to terminate hereunder, the Lessee shall, with due diligence, repair the Damaged Property as a complete architectural unit of substantially (as reasonably possible) the same usefulness, design and construction existing immediately prior to the damage.  In this event, this Lease shall not terminate, Annual Rent shall continue to be payable except as provided in paragraph E below, and Lessee shall be entitled to retain all casualty insurance proceeds payable as a result of the casualty.

D.           Definition of Repair.  The word “repair” shall include rebuilding, replacing, and restoring the Damaged Property.

E.           Abatement of Rent.  Annual Rent shall be equitably abated under the Lease from the date of such casualty or destruction to the date Lessee has restored the Damaged Property in accordance with Article 10.2(C).”

21.   Subletting.  Article 19.2 (A) and (C) of the Lease is hereby amended and restated in their entirety to read:

“Subletting.  In the event Lessee desires to sublease all or any portion of the Building in accordance with Article 2, Lessee shall give notice of the terms of such sublease to County in writing prior thereto.  Such sublease shall be subject to approval by the County in accordance with Article 19.2(B).  Any sublease rental (whether monetary or otherwise) in excess of the rentals provided for under the Lease during the term of the sublease, less Lessee's costs associated with the sublease, shall belong to the County.  Lessee shall remit said amount to the County within thirty (30) days of receipt from the sublessee.”

22.   Default by Lessee.  In the event of a default by Lessee under Article 25.1(2) of the Lease as a result of a violation of Article 32 of this Amendment, Lessee may elect to cure such default within the time frame set forth in Article 25.1(2), by electing to increase the Base Rent by One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) per year or Twelve Thousand Five Hundred Thousand and No/100 Dollars ($12,500.00) per month from and after the date of such default, which increase in Base Rent shall be applicable for the balance of the term of the Lease, as same may be extended, in which event the default under Article 32 of this Amendment shall be deemed cured.  This increase to the Base Rent is subject to further increase annually in accordance with Article 5.1 of the Lease commencing upon the first annual adjustment in Base Rent after the additional One Hundred Fifty Thousand and No/100 Dollars ($150,00.00) becomes payable.

23.   Notices.  Article 20 of the Lease is hereby amended and restated in its entirety to read as follows:

“Notices.  Any and all notices, requests, demands and other communications required or permitted to be given pursuant to this Lease shall be in writing (except for notices under Article 18.1) and shall be deemed to have been duly given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to County:

Miami-Dade County
Seaport Department
1015 North America Way
Miami, FL  33132
Attention:  Seaport Director

With a copy to:

County Attorneys Office
Stephen P. Clark Center
111 Northwest First Street
Suite 2810
Miami, FL  33128
Attention:  Steven Bass

If to Lessee:

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL  33132
Attention:  Director, Facilities

With a copy to:

Royal Caribbean Cruises Ltd.
1050 Caribbean Way
Miami, FL  33132
Attention:  General Counsel

and to such other parties as shall be notified in writing by each party to the other.”

24.   Default by County.  Article 25.3(B) is amended and restated as follows:

“B.           Lessee’s Remedies.    If Lessee declares an event of default, Lessee may (1) withhold payment of Annual Rent due and to accrue hereunder (to the extent necessary to cover the costs estimated by Lessee to cure such default) so long as the County remains in default, or (2) cure such default and invoice County for costs and expenses (including reasonable attorneys’ fees and court costs) incurred by Lessee therefore. If County does not reimburse Lessee within thirty (30) days after it receives Lessee’s invoice, Lessee may deduct all such costs and expenses from the Annual Rent due and to become due hereunder plus interest at the rate of one and one-half percent (1 ½ %) per month.”

25.   Article 25.3(C) is hereby deleted.

26.   Estoppel Certification.

A.   Lessee represents to the County that as of the Effective Date of this Amendment: (i) the Lease is in full force and effect; and (ii) to the best of Lessee’s knowledge, the County is not in default in the performance of any covenant, agreement or condition contained in the Lease.

B.    The County represents to Lessee that as of the Effective Date of this Amendment:  (i) the Lease is in full force and effect; and (ii) to the best of the County’s knowledge, Lessee is not in default in the performance of any covenant, agreement or condition contained in the Lease.

27.   Condemnation.

A.   Taking - Lease Ends.  The last sentence of Article 33.1 of the Lease is hereby deleted and replaced by the following:

“In the event of such termination, Rent shall be equitably adjusted based upon the date of such taking.”

B.   Taking - Lease Continues.  Article 33.2 of the Lease is hereby amended and restated in its entirety to read as follows:

“Taking - Lease Continues.  If less than all of the Leased Premises shall be taken and, in Lessee’s opinion communicated by notice to County within sixty (60) days after Lessee is notified of such taking, Lessee is able to gain access to and continue the conduct of its business in the part not taken, this Lease shall remain unaffected and the Rent shall be equitably adjusted.”

C.   Temporary Taking.  The last sentence of Article 33.3 is hereby deleted and replaced with the following:

“If the Lease is terminated, Rent shall be equitably adjusted as of the date of termination.  If Lessee elects not to terminate this Lease, Rent shall be equitably adjusted as of the date of the taking for the duration of the taking.”

28.   Title to Building.  Simultaneously with the execution of this Lease, Lessee shall execute and deliver to the County a Deed for the Building in the form of Exhibit “B” attached hereto.

29.   Effective Date.  The term “Effective Date” shall mean the date this Amendment is last executed by the County and Lessee.

30.   Captions and Headings.  Captions and headings used herein are solely for the convenience of the parties and shall not be deemed to limit or affect the terms contained herein.

31.   Conflict.  In the event of a conflict between the terms and provisions of this Amendment and the terms of the Lease, this Amendment shall govern.

32.   Corporate Headquarters.  The Building and building located at 1050 Caribbean Way, Miami, Florida (the "1050 Building") shall remain Lessee's United States headquarters during the Term of this Lease unless the change in the United States headquarters of Lessee is changed as a result of a corporate merger or the sale of substantially all of the assets of Lessee to an entity not affiliated or owned or controlled in part by Lessee or its subsidiaries, divisions or affiliates.

33.   Ratification.  Except as herein modified the County and Lessee ratify and reaffirm all the terms and provisions of the Lease.

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.

Attest: /s/ Gene Spencer Assistant Clerk	MIAMI-DADE COUNTY, FLORIDA, a political subdivision of the State of Florida By:/s/ Alina T. Hudak Name: Alina T. Hudak Title: County Manager Date Executed: 8/3/11

Approved as to form and legal sufficiency: /s/ Richard Seavey Assistant County Attorney

Witnesses: /s/ Marta I. Barrios Print Name:Marta I. Barrios /s/ Jon Jaffe Print Name:Jon Jaffe	ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation By:/s/ Adam M. Goldstein Name: Adam M. Goldstein Title: President & CEO Royal Caribbean International Date Executed: July 14, 2011

EXHIBIT “A”

REPAIRS

Project	Estimated Completion Date
Repair heating units	Summer 2012
Replace all broken tiles in restrooms	November 2011
Replace all permanently stained and rusted AC diffusers	August 2011
Replace rusted day care restroom accessories	August 2011
Replace 1080 cooling tower	August 2011
Replace fabric awnings between 1050 and 1080 buildings	September 2011
In parking garage install new evacuation maps in all stairwell entrances; repair all egress, exit, and stairwell lights	August 2011

EXHIBIT “B”

Prepared by:
Debra Herman, Esq
111 N.W. First Street
Suite 2810
Miami, Florida  33128

DEED

THIS DEED, made this ___ day of ________________, 2011, between ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, 1050 Caribbean Way, Miami, Florida 33132 (the "Grantor"), and MIAMI-DADE COUNTY, FLORIDA, a political subdivision of the State of Florida, formerly known as Metropolitan Dade County, Florida (the "Grantee"),

WITNESSETH:

Grantor for and in consideration of the sum of Ten Dollars ($10.00) to it in hand paid to Grantee, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, does hereby grant, convey and quit claim unto Grantee, its successors and assigns forever, all right, title and interest, of Grantor, if any, in and to the following property situate, lying and being in Miami-Dade County, Florida and further described in Exhibit “A” attached hereto and made a part hereof (the “Property”) without any representation and warranty express or implied with regard to the Property (other than as to the “Improvements” as specifically set forth herein).  Grantor does also hereby grant, convey and sell to Grantee, its successors and assigns forever, all right, title and interest of Grantor in and to the building and all leasehold improvements constructed by Grantor upon the Property, including but not limited to all walls, windows, pipes, conduits, electrical wiring, ducting, air conditioning and other fixtures, as set forth in Exhibit “B” (referred to herein as the “Improvements”).

Grantor does, for itself and its heirs, successors, assigns, executors and administrators, covenant to and with Grantee, its successors and assigns, that it is the lawful owner of the Improvements, that the Improvements are free from all liens and encumbrances in favor of any person claiming by, through or under Grantor, that it has good right to sell the Improvements, and that it will warrant and defend the sale of the Improvements hereby made, unto Grantee, its successors and assigns against the lawful claims and demands of all persons whomsoever except for those who may claim or demand by, through or under Grantee, subject, however, to the rights of Grantor under the terms of a certain Office Building Lease Agreement dated January 18, 1994 by and between Grantor and Grantee, as amended by that certain First Amendment to Lease dated ___________ ___, 2011 by and between Grantor and Grantee (collectively, the "Lease").  This Deed does not affect Grantor's rights or Grantee's obligations under the Lease.

Such conveyance does not include any and all of Grantor’s movables or personalty, tools, machinery, furniture, equipment and other tangible property in or on the Improvements or the Property, as such items are described in Article 14.1.A. of the Lease; the antenna, microwave, satellite, or other communications system installed or to be installed on the roof, as described in Article 35 of the Lease; and all of Lessee’s signs, wheresoever located in or on the Leased Premises, as described in Article 17 of the Lease.

IN WITNESS WHEREOF, Grantor has hereunto set its hand and seal this ___ day of ____________, 2011.

Signed, sealed and
delivered in presence
of Witnesses:

__________________________________ Print Name: ______________________ __________________________________ Print Name: ______________________	ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation By ________________________ (SEAL) Name: ________________________ Title: ________________________

STATE OF FLORIDA                 )
)  ss
COUNTY OF DADE                    )

The foregoing instrument was acknowledged before me the ____ day of _____________, 2011, by __________________________ as _________________ of Royal Caribbean Cruises Ltd., a Liberian corporation, on behalf of the corporation.  He/she is personally known to me or produced __________________________ as identification.

                               __________________________________
                                        Notary Public

The foregoing was accepted and approved on the _____ day of _____________, 2011, by Resolution No. ____________ of the Board of County Commissioners of Miami-Dade County, Florida.

                               __________________________________
                                  Assistant County Manager

ATTEST:   HARVEY RUVIN,
   Clerk of said Board

By:________________________
    Deputy Clerk

Approved as to form and legal sufficiency

By: ________________________
    Assistant County Attorney

1080 Lease
Exhibit A to the Deed

A tract of land lying within the boundary of the Port of Miami, Dodge Island, Dade County, Florida.  Being more particularly described as follows:  Commence at the south face of the south bulkhead of Dodge Island, said point being bulkhead range line station 51 + 58 west/0 + 00 north as set by the Port of Miami, engineering section; thence northeasterly along range line station 51 + 58 for 100 feet to a point; thence northwesterly at right angles to the last described course along bulkhead range line station 1 + 00 north for 0.93 feet; thence N25° 04' 22"E along the range line station 51 + 58.93 for 457.00 feet to the Point of Beginning; thence continue N25° 04' 22"E for 26.26 feet; thence N17° 34' 52"E for 124.55 feet and tangent to a curve, said curve having a radius of 48.00 feet and a central angle of 77° 34' 55"; thence along said curve and to the left an arc distance of 64.99 feet to a point of reverse curve, for a curve having a radius of 278 feet and a central angle of 32° 23' 22"; thence along said curve and to the left an arc distance of 157.15 feet; thence N27° 36' 41"W for 75.37 feet to a point tangent to a curve having a radius of 550.00 feet and a central angle of 10° 34' 55"; thence along said curve and to the left an arc distance of 101.58 feet to a point of compound curve, for a curve having a radius of 950.00 feet and a central angle of 08° 34' 35"; thence along said curve and to the left an arc distance of 142.20 feet; thence S25° 04' 22"W for 155.91 feet; thence N64° 55' 38"W for 100.00 feet; thence S25° 04' 22"W for 180.00 feet; thence N64° 55' 38"W for 144.00 feet; thence S25° 04' 22"W for 13.00 feet; thence N64° 55' 38"W for 27.00 feet; thence S25° 28' 45"W for 52.00 feet; thence S64° 55' 38"E for 752.97 feet to the Point of Beginning.  Containing 168,295.75 S.F. or 3.86 acres (±).

Exhibit B to the Deed

The six (6) story office building, containing approximately 180,000 gross square feet, and related improvements constituting the “Project”, as defined in that certain Master Agreement entered into January, 18, 1994, by and between Miami-Dade County, Florida, a political subdivision of the State of Florida, formerly known as Metropolitan Dade County, Florida (the “County”) and Royal Caribbean Cruises Ltd. (“Lessee”) and constituting also the “Leased Premises,” as defined in that certain Office Building Lease Agreement dated January 18, 1994 between the County and Lessee, as amended by that certain First Amendment to Lease dated ________ ___, 2011 by and between the County and Lessee (collectively, the “Lease”). The Project and the Leased Premises are located at 1080 Caribbean Way, Miami, Florida 33132, upon the real property legally described as follows:

A tract of land lying within the boundary of the Port of Miami, Dodge Island, Dade County, Florida.  Being more particularly described as follows:  Commence at the south face of the south bulkhead of Dodge Island, said point being bulkhead range line station 51 + 58 west/0 + 00 north as set by the Port of Miami, engineering section; thence northeasterly along range line station 51 + 58 for 100 feet to a point; thence northwesterly at right angles to the last described course along bulkhead range line station 1 + 00 north for 0.93 feet; thence N25° 04' 22"E along the range line station 51 + 58.93 for 457.00 feet to the Point of Beginning; thence continue N25° 04' 22"E for 26.26 feet; thence N17° 34' 52"E for 124.55 feet and tangent to a curve, said curve having a radius of 48.00 feet and a central angle of 77° 34' 55"; thence along said curve and to the left an arc distance of 64.99 feet to a point of reverse curve, for a curve having a radius of 278 feet and a central angle of 32° 23' 22"; thence along said curve and to the left an arc distance of 157.15 feet; thence N27° 36' 41"W for 75.37 feet to a point tangent to a curve having a radius of 550.00 feet and a central angle of 10° 34' 55"; thence along said curve and to the left an arc distance of 101.58 feet to a point of compound curve, for a curve having a radius of 950.00 feet and a central angle of 08° 34' 35"; thence along said curve and to the left an arc distance of 142.20 feet; thence S25° 04' 22"W for 155.91 feet; thence N64° 55' 38"W for 100.00 feet; thence S25° 04' 22"W for 180.00 feet; thence N64° 55' 38"W for 144.00 feet; thence S25° 04' 22"W for 13.00 feet; thence N64° 55' 38"W for 27.00 feet; thence S25° 28' 45"W for 52.00 feet; thence S64° 55' 38"E for 752.97 feet to the Point of Beginning.  Containing 168,295.75 S.F. or 3.86 acres (±).

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